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                                                                 EXHIBIT 99.1(d)

                     MERRILL LYNCH RETIREMENT SERIES TRUST

                         Establishment and Designation

                                       of

                      Class A Shares and Class B Shares of
                       Beneficial Interest of the Series
      Designated Merrill Lynch Retirement Reserves Money Fund of the Trust


          The undersigned, being a majority of the Trustees of Merrill Lynch Retirement Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, as amended, dated July 15, 1986 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Series designated "Merrill Lynch Retirement Reserves Money Fund" (the "Fund") of the Trust, par value $.10 per share ("Shares"), to create two classes of Shares, within the meaning of said Section 6.2 as follows:

     1. The two classes of Shares are designated "Class A Shares" and "Class B Shares".

     2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

     3. The purchase price of Class A Shares and Class B Shares, the method of determination of net asset value of Class A Shares and Class B Shares, the price, terms and manner of redemption of Class A Shares and Class B Shares, and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust relating to the Fund, as amended from time to time, under the Securities Act of 1933, as amended.

     4. All Shares issued prior to the filing of this instrument with the Commonwealth of Massachusetts shall be deemed Class A Shares.
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          IN WITNESS WHEREOF, the undersigned, have signed this instrument in duplicate original counterparts and have caused a duplicate original to be
lodged among the records of the Trust this ___ day of              ,          .



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Joe Grills                               Melvin R. Seiden
P.O. Box 98                              780 Third Avenue
Rapidan, Virginia  22733                 New York, New York 10017


----------------------------             ---------------------------------------
Walter Mintz                             Stephen B. Swensrud
1114 Avenue of the Americas              24 Federal Street
New York, New York 10036                 Boston, Massachusetts 02110


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Robert S. Salomon, Jr.                   Arthur Zeikel
106 Dolphin Cove Quay                    800 Scudders Mill Road
Stamford, Connecticut 06902              Plainsboro, New Jersey 08536



          The Declaration of Trust establishing Merrill Lynch Retirement Series Trust, dated July 15, 1986, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Retirement Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Retirement Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.

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